LOUISIANA-PACIFIC                                                NEWS RELEASE
DOING SOMETHING ABOUT IT. [TRADEMARK]

111 S.W. Fifth Avenue
Portland, OR 97204
503/221-0800
FAX 503/796-0107
                                                   Release No. 115-5-8
                                                   Contact:
                                                     Gerry Soud (Media Rel.)
                                                                or
                                                     Bill Hebert (Investor Rel.)

FOR IMMEDIATE RELEASE

LOUISIANA-PACIFIC RENEWS PREFERRED SHARE PURCHASE RIGHTS PLAN AND DECLARES DIVIDEND OF RIGHTS

          (Portland, Ore.; May 19, 1998) - The Board of Director of Louisiana-

Pacific Corporation (NYSE: LPX) today declared a dividend distribution of one

Preferred Share Purchase Right on each outstanding share of Louisiana-Pacific common stock. The dividend distribution will be made on June 6, 1998, to the stockholders of record on that date. The rights issued in the dividend declared today replace the rights currently attached to all outstanding shares of

Louisiana-Pacific common stock, which expire on June 6, 1998.

          Mark A. Suwyn, Chairman and Chief Executive Officer of Louisiana-

Pacific said, "We continue to believe that maintenance of a rights plan is the best available means of assuring that all of Louisiana-Pacific's stockholders receive fair and equal treatment in the event of any uninvited acquisition of the company. The rights are not intended to prevent a takeover, but rather to encourage anyone seeking to acquire the company to negotiate first with the board. This helps protect our shareholders by protecting the long-term value of their investment."

          The rights will expire June 6, 2008. The rights distribution is not taxable to stockholders. A summary of the rights will be sent to stockholders.

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          Louisiana-Pacific is a major building products company headquartered in Portland, Oregon with manufacturing facilities throughout the United States and in Canada and Ireland. More information on L-P can be found at the company's

Internet address at www.LPCorp.com.



                                Forward Looking

          Some statements in this document may constitute forward-looking statements within the meaning of the federal securities laws. Forward looking statements include, without limitation, statements regarding the outlook for future operations, forecasts of futures costs and expenditures, evaluation of market conditions, the outcome of legal proceedings, the adequacy of reserves,

or plans for product development. Investors are cautioned that forward looking statements are subject to an inherent risk that actual results may vary materially from those described herein. Factors that may result in such variance, in addition to those set forth under the above captions, include changes in interest rates, commodity prices, and other economic conditions;

actions by competitors, changing weather conditions and other natural phenomena;

actions by government authorities; uncertainties associated with legal proceedings; technological developments; future decisions by management in response to changing conditions; and misjudgements in the course of preparing forward looking statements.








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